EXHIBIT 10.3

FIRST AMENDMENT TO
VENTURE FINANCIAL GROUP
EMPLOYMENT AGREEMENT
FOR
JAMES F. ARNESON

        This FIRST AMENDMENT dated effective December 14, 2007 amends the Employment Agreement by and among Venture Financial Group, Inc., Venture Bank, and James F. Arneson dated as of April 21, 2005 (the “Employment Agreement”).

1.	Section 9 of the Employment Agreement is amended to read:

“Good Reason for the Executive’s resignation means any one or more of the following occurs without the Executive’s consent:

(a)	Material diminution in the Executive’s base compensation;

(b) Material diminution in the Executive’s authority, duties or responsibilities;

(c)	Material change in the geographic location at which the Executive must perform the services.”

2. Section 10(i) is added to the Employment Agreement as follows:

"(i) In the event of termination by the Executive for Good Reason, Executive must terminate his employment within one year following the initial existence of the Good Reason."

3.	Section 11(g) is added to the Employment Agreement as follows:

“(g) (i) Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. To the extent permitted under Section 409A, the parties shall reform the provision, provided such reformation shall not subject the Executive to additional tax or interest and the Company shall not be required to incur any additional compensation as a result of the reformation. In addition, any provision that is required to appear in this Agreement that is not expressly set forth shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code Section 409A.

            (ii) To the extent the any payment or benefit under this Agreement is subject to Section 409A of the Code and Executive is deemed to be a “specified employee”

within the meaning of Section 409A of the Code, commencement of payment of such benefit shall be delayed for six (6) months following Executive’s termination of employment.”
4.	Notwithstanding the foregoing, these amendments shall apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

5.	Except as specifically set forth herein, the Employment Agreement as previously executed shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

VENTURE FINANCIAL GROUP, INC.		EXECUTIVE

By:	/s/ Ken Parsons	/s/ James Arneson
	Ken F. Parsons, Sr.	James F. Arneson
Chief Executive Officer

VENTURE BANK

By:	/s/ Ken Parsons
Ken F. Parsons, Sr.
Chief Executive Officer